EXHIBIT 99.1

Quanex to Review Strategic Alternatives for Building Products Group

HOUSTON, May 16, 2007 (PRIME NEWSWIRE) -- Quanex Corporation (NYSE:NX) today announced that its Board of Directors has initiated a review of strategic alternatives with respect to its Building Products group. Quanex's Building Products group generated net sales of approximately $1.1 billion and operating income of approximately $135 million for the year ended October 31, 2006. The Building Products group consists of Engineered Products, which provides window and door OEM customers with engineered products and components, and Aluminum Sheet Products, which serves primarily the building and construction market. Strategic alternatives to be considered include, but are not limited to, a tax-free spin-off to Quanex shareholders, a sale or a joint venture.

Raymond A. Jean, chairman and chief executive officer of Quanex, stated: "Our two groups, Vehicular Products and Building Products, are both strong businesses with the scale, cash flow, and balance sheet strength needed to succeed and pursue opportunities in their distinct markets. However, given their different products, processes and end markets, we believe that the time is right to explore whether separating these businesses can deliver greater value for our shareholders."

At this time, there can be no assurance that this strategic review will result in any type of transaction. The Board does not intend to provide an update to this process or disclose developments with respect to potential strategic initiatives until it has approved a definitive course of action.

The Board of Directors has retained Lazard Freres & Co. LLC as its financial advisor to support it in this strategic review.

Quanex Corporation, with fiscal 2006 sales of $2 billion, is an industry-leading manufacturer of value-added, engineered materials and components serving the vehicular products and building products markets. For further information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1117

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 15, 2006, under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

CONTACT:  Quanex Corporation
          Jeff Galow
            713-877-5327
          Valerie Calvert
            713-877-5305